UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)

(703) 438-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of comScore, Inc. (the “Company”), following a review of market-based performance equity awards in conjunction with its outside compensation consultant, approved awards of stock options for the purchase of the Company’s common stock and restricted stock units settleable in the Company’s common stock pursuant to the terms of the Company’s 2007 Equity Incentive Plan (the “Plan”) to be granted to certain of the Company’s named executive officers as listed below:

Named Executive Officer	Number of Shares of Common Stock Subject to Options	Restricted Stock Units
Serge Matta Chief Executive Officer	984,727	141,678
Mel Wesley Chief Financial Officer	218,828	31,484
Cameron Meierhoefer Chief Operating Officer	218,828	31,484
These significant grants were designed to motivate management to drive enterprise value toward a significantly higher market capitalization over the next three years. In addition, the 30-day price average and bifurcated vesting provisions described below were intended to promote sustainability of the achievement.
The awards were granted effective as of November 7, 2014, with an exercise price and fair value at the time of grant of $42.92 per share, the closing price of the Company’s common stock as reported by the NASDAQ Global Market on November 7, 2014. Each of the awards is subject to market-based vesting, as follows:

•
66% of the shares subject to each option award, and 48% of the restricted stock units will vest in the event that the closing price of the Company’s common stock as reported by the NASDAQ Global Market exceeds an average of $48 per share for a consecutive thirty-day period prior to November 7, 2017. Such target represents a 25% increase over the 30-day average closing price of the Company’s common stock as reported by the NASDAQ Global Market ending on the date of award.

•
10% of the shares subject to each option award, and 10% of the restricted stock units will vest in the event that the closing price of the Company’s common stock as reported by the NASDAQ Global Market exceeds an average of $50 per share for a consecutive thirty-day period prior to November 7, 2017.

•
14% of the shares subject to each option award, and 22% of the restricted stock units will vest in the event that the closing price of the Company’s common stock as reported by the NASDAQ Global Market exceeds an average of $55 per share for a consecutive thirty-day period prior to November 7, 2017.

•
10% of the shares subject to each option award, and 20% of the restricted stock units will vest in the event that the closing price of the Company’s common stock as reported by the NASDAQ Global Market exceeds an average of $60 per share for a consecutive thirty-day period prior to November 7, 2017.

In addition to the market-based vesting conditions, the awards may vest in part or entirely upon a change of control pursuant to the terms of those certain Change of Control and Severance Agreements entered into with each of the listed named executive officers and described in Part II, Item 5 of our Quarterly Report on Form 10-Q

for the quarter ended September 30, 2014. Upon a change of control, the sale price of the Company’s common stock shall be applied in lieu of the thirty-day average of the Company’s closing stock price for determining achievement of the target stock price hurdles described in the preceding. Furthermore, any change of control price per share that falls between the preceding target prices shall be considered to have vested on a pro rata basis.
In the event of (a) an indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by the named executive officer; (b) a material breach by the named executive officer of his or her duties or of a Company policy, including repeated unsatisfactory performance of job duties as determined by the Committee or the Board; or (c) a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by the named executive officer with respect to the Company, any of which in the good faith and reasonable determination of the Committee or the Board is materially detrimental to the Company, its business or its reputation, the Committee has the right to deny vesting of the option for such named executive officer and cause the option to immediately terminate for no consideration to the individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Christiana L. Lin
Christiana L. Lin EVP, General Counsel and Chief Privacy Officer

Date: November 12, 2014